EXHIBIT 10.54

DIRECTOR COMPENSATION ARRANGEMENTS

Our non-employee directors receive grants of common stock or stock options under our 2001 Stock Plan to compensate them for service on the Board of Directors each year, with the number of shares determined each year. Non-employee directors do not receive any cash compensation for service on the Board of Directors or its committees, other than reimbursement of reasonable travel expenses.

On January 17, 2005, we granted 10,000 shares of our common stock under our 2001 Stock Plan to our non-employee directors, Sandford D. Smith, Michael D. Kishbauch, Jay R. LaMarche, Athanase Lavidas, Ph.D., Peter J. Nelson, Burton E. Sobel, M.D., Mary C. Tanner and Elizabeth H. S. Wyatt, for their service on the Board during fiscal 2005.

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